Ex. 10.1
FIRST AMENDMENT TO THE
EMBECTA CORP. DIRECTORS’ DEFERRAL PLAN

This Amendment (the “Amendment”) to the Embecta Corp. Directors’ Deferral Plan (the “Plan”) is made effective, as of August 4, 2026, in accordance with Section 5.1 of the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in Plan. Notwithstanding this amendment, no payment shall be made under this Plan in violation of Internal Revenue Code section 409A.

1.Article I shall be amended by adding the following new definitions:

Section 1.26     “Deferred Restricted Stock Units” or “DRSU” means a restricted stock unit, deferred stock unit, or other stock-denominated equity award granted to a Director under a Company equity compensation program that the Committee designates as eligible for deferral under the Plan.

For purpose of administering the Plan, each reference in the Plan to “Deferred Retainer”, “Deferred Fees”, “Deferred Retainer Account”, “Deferred Fees Account”, or any related Deferral Election, distribution election, Change-of -Form Election, Additional Deferral Election, account, distribution, payment, beneficiary, investment election, or other administrative provision shall, to the extent applicable, be deemed also to refer to Deferred Restricted Stock Units and any bookkeeping account established with respect thereto, unless the context clearly requires otherwise.
2.Section 3.1 shall be renamed and amended as follows:
“Section 3.1    Deferred Retainer Elections, Deferred Fees Elections and Deferred Restricted Stock Units Election.”
(e)     “In accordance with procedures established by the Committee, a Participant may elect to defer the settlement or payment of Deferred Restricted Stock Units. Any such deferral election, account crediting, investment treatment, distribution election, payment timing, beneficiary designation, administrative procedure, amendment and other term applicable to Deferred Restricted Stock Units shall be governed by the same rules applicable to Deferred Retainers and Deferred Fees under the Plan, except as otherwise determined by the Committee or required by applicable law. A Participant may elect to defer either 0% or 100% of his or her annual retainer. Partial deferrals are not permitted.”
3.Section 3.3(a) is amended to add the paragraph at the end of the Section:
“Notwithstanding the foregoing, any Deferred Restricted Stock Units credited to a Participant’s account, and any related dividend equivalent amounts, shall remain credited to and deemed invested in Company stock and shall not be eligible for any Investment Election, transfer, reallocation, diversification, or other investment direction by the Participant prior to settlement or distribution pursuant to the terms of the Plan.”

Ex. 10.1
4.Section 3.4(a) is amended in its entirety as follows:
“Upon occurrence of an event specified in the Participant’s Deferred Election, as modified by any Change-of-Form Election, the amount of a Participant’s Deferred Retainer Account and/or Deferred Fees Account shall be paid in cash, in each case to the Participant or his or her beneficiary, as applicable. Any Deferred Restricted Stock Units shall be settled in shares of Company stock equal to the number of Deferred Restricted Stock Units credited to the Participant’s account (together with any related dividend equivalent units, if applicable). Such payment(s) and settlement(s) shall be made from the general assets of the Company in accordance with Section 3.5.”
Except as modified by this Amendment, the Plan shall remain unchanged and shall remain in full force and effect.